Exhibit 10

SECOND AMENDMENT TO SECOND
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is effective as of the 11th day of February, 2009 (the “Amendment Effective Date”).

RECITALS

WHEREAS, MATRIX SERVICE COMPANY, a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and as a Lender and Issuing Bank, and the financial institutions therein named as Lenders, are parties to that certain Second Amended and Restated Credit Agreement dated as November 30, 2006, as it has been amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated July 6, 2007 (as so amended, and as it may be amended, supplemented or restated from time to time hereafter in accordance with its terms, the “Credit Agreement”);

WHEREAS, all capitalized terms used but not defined in these Recitals shall have the meanings assigned to them in the Credit Agreement;

WHEREAS, the Borrower has requested amendments to certain of the covenants and other provisions of the Credit Agreement, and the Lenders have agreed to such request on the terms and conditions and subject to certain other amendments set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.           Incorporation by Reference; Defined Terms. Capitalized terms used but not defined in this Amendment (including the Recitals) shall have the meanings given to them in the Credit Agreement.  All terms defined in the foregoing Recitals are incorporated herein by reference.

The term “Loan Documents” is hereby amended to include the Credit Agreement, as amended by this Amendment, all as they may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

The term “Agreement”, as used in the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

The term “Credit Agreement” in all other Loan Documents is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

2.           Amendments.  The Credit Agreement is hereby amended as follows:

(a)           The definition of “Adjusted LIBO Rate” is hereby amended to read as follows:

“Adjusted LIBO Rate” means, (i) with respect to any Eurodollar Borrowing for the relevant Interest Period, the quotient of (a) the LIBO Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, and (ii) with respect to any ABR Borrowing for which the interest rate on any day is determined with reference to the Adjusted LIBO Rate, the quotient of (a) the LIBO Rate on such day applicable to a one-month interest period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to a one-month interest period.

(b)           The definition of “Alternate Base Rate” is hereby amended to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, for the purposes of calculating the Alternate Base Rate, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page, also referred to as Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page), at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(c)           The definition of “Consolidated EBIT” is hereby amended to read as follows:

“Consolidated EBIT” means, with reference to any period, Consolidated Net Income for such period (i) plus, to the extent deducted in calculating Consolidated Net Income for such period, (A) Consolidated Interest Expense, and (B) expense for income taxes paid or accrued, all calculated for Borrower and its Subsidiaries on a consolidated basis without duplication, and (ii) minus, to the extent included in calculating Consolidated Net Income for such period, any Joint Venture Non-Cash Income for such period.  Notwithstanding the foregoing, with respect to any rolling four quarter period during which a Permitted Acquisition has occurred, for purposes of determining compliance with the Fixed Charge Coverage Ratio, Consolidated EBIT shall be calculated pro forma (without duplication) as if the acquired Entity or business had been owned during the entire four quarter period, on the basis of (x) the historical financial statements of any Entity or business so acquired and (y) the assumption that the consolidated financial statements of the Borrower and its Subsidiaries have been reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the weighted average of the interest rates applicable to such Indebtedness) outstanding during such period.

(d)           The definition of “Consolidated EBITDA” is hereby amended to read as follows:

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period (i) plus, to the extent deducted in calculating Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) expense for income taxes paid or accrued, (C) depreciation, amortization and other non-cash charges (including but not limited to non-cash compensation expense recorded in accordance with FAS 123R), (D) losses on sales of fixed assets, and (E) extraordinary losses incurred other than in the ordinary course of business, (ii) minus, to the extent included in Consolidated Net Income, (A) gains on sales of fixed assets, and (B) extraordinary gains realized other than in the ordinary course of business, all calculated for Borrower and its Subsidiaries on a consolidated basis without duplication and (iii) minus, to the extent included in calculating Consolidated Net Income for such period, any Joint Venture Non-Cash Income for such period.  Notwithstanding the foregoing, with respect to any rolling four quarter period during which a Permitted Acquisition has occurred, for purposes of determining compliance with the Senior Leverage Ratio, Consolidated EBITDA shall be calculated pro forma (without duplication) as if the acquired Entity or business had been owned during the entire four quarter period, on the basis of (x) the historical financial statements of any Entity or business so acquired, and (y) the assumption that the consolidated financial statements of the Borrower and its Subsidiaries have been reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the weighted average of the interest rates applicable to such Indebtedness) outstanding during such period.

(e)           The definition of “LIBO Rate” is hereby amended to read as follows:

“LIBO Rate” means with respect to any Eurodollar Borrowing for any Interest Period, the interest rate determined by the Administrative Agent by reference to Reuters Screen LIBOR01,  also referred to as Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page), at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period.  If no LIBO Rate is available to the Administrative Agent, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

(f)           Subsection (e) in the definition of “Permitted Investments” is hereby deleted.

(g)           The definition of “Statutory Reserve Rate” in Section 1.01 of the Credit Agreement is hereby deleted.

(h)           The following definitions are hereby added to Section 1.01 of the Credit Agreement:

“Acquisition” means (i) the purchase or other acquisition (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) of any Equity Interests of any other Person (including without limitation the acquisition of any Equity Interest in any Joint Venture) or (ii) the purchase or other acquisition (in one transaction or a series of transactions) of the assets of any other Person or division thereof constituting a business unit or ongoing business.

“Acquisition Documents” means the agreements, documents, and instruments executed in connection with an Acquisition.

“Joint Venture” means a Person (other than a natural person or Governmental Authority) that is (i) formed to be or represents a joint venture between Borrower or one of its Subsidiaries and other Person(s) (regardless of the type of entity used), and (ii) formed for the purpose of bidding for, undertaking or handling specific projects or for the purpose of acquiring Equity Interests of any other Person.

“Joint Venture Non-Cash Income” means the non-cash portion (as to Borrower or the applicable Subsidiary of Borrower) of any income included in Borrower’s Consolidated Net Income that is generated by a Joint Venture.

“Permitted Acquisition” means an Acquisition as to which all the requirements of Section 6.04(g) have either been met or waived in accordance with the provisions of this Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

(i)           The chart included in the definition of “Applicable Rate” in the Credit Agreement is hereby replaced with the following:

APPLICABLE RATE – Revolving Loans
Senior Leverage Ratio	Eurodollar Spread Applicable Rate (bps)	ABR Spread Applicable Rate (ABR + bps)
≥ 2.00 to 1.00	275	175
< 2.00 to 1.00, but ≥ 1.50 to 1.00	250	150
< 1.50 to 1.00, but ≥ 1.00 to 1.00	225	125
< 1.00 to 1.00	200	100

(j)           The chart included in Section 2.12(a) of the Credit Agreement is hereby replaced with the following:

Senior Leverage Ratio	Unused Revolving Credit Facility Fee (bps)
≥ 2.00 to 1.00	50
< 2.00 to 1.00, but ≥ 1.50 to 1.00	50
< 1.50 to 1.00, but ≥ 1.00 to 1.00	40
< 1.00 to 1.00	35

(k)           Section 6.03(c) of the Credit Agreement is hereby replaced with the following:

(c)  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and/or any one or more of its Subsidiaries on the date of this Agreement and businesses substantially related or incidental thereto (it being understood that the Borrower and its Subsidiaries may expand their existing construction services, fabrication services and/or repair and maintenance services businesses into additional market segments or industries and augment their existing technology and expertise).

(l)           Section 6.03(d) of the Credit Agreement is hereby replaced with the following:

(d) The Borrower will not change its fiscal year other than a change to a fiscal year with a fiscal year end of June 30th or December 31st.

(m)           The opening paragraph of Section 6.04 of the Credit Agreement is hereby replaced with the following:

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit any Acquisition, make or permit to exist any loans or advances to any other Person, Guarantee any obligations of any other Person, or make or permit to exist any investment or any other interest in any other Person, except:

(n)           Section 6.04(g) of the Credit Agreement is hereby replaced with the following:

(g)           Acquisitions so long as, as to each proposed Acquisition:

(i)           no Default or Event of Default is in existence at the time of the consummation of such proposed Acquisition or would exist after giving effect thereto,

(ii)           all representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such proposed Acquisition (both before and after giving effect thereto) except to the extent limited to a specific prior date or incorrect as a result of transactions permitted under the Loan Documents,

(iii)           no other agreement, contract or instrument to which the Borrower or any Subsidiary is a party restricts such proposed Acquisition,

(iv)           the proposed Acquisition is not a hostile or contested Acquisition and is not opposed by the board of directors (or equivalent governing body) of the Person being acquired or the Person transferring the subject business unit or ongoing business,

(v)           in the case of an Acquisition that entails a merger or consolidation or other combination with another Person, the Borrower or one of its wholly-owned Subsidiaries is the surviving entity,

(vi)          either

(A)
(1) the applicable Permitted Acquisition Notice (described below) reflects that Borrower’s Senior Leverage Ratio would be less than 1.0 to 1.0 on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition after giving effect to the consummation of such proposed Acquisition (with Borrower’s Senior Leverage Ratio adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Borrower or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made) and

(2) (50%) of the Revolving Loan Commitment was unused after the consummation of the Acquisition; or

(B)
(1) the applicable Permitted Acquisition Notice reflects that Borrower’s Senior Leverage Ratio would be greater than or equal to 1.0 to 1.0 but less than 1.75 to 1.0 on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition after giving effect to the consummation of such proposed Acquisition (with Borrower’s Senior Leverage Ratio adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Borrower or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made), and

(2)               at least $25,000,000 of the Revolving Loan Commitment was unused after the consummation of the Acquisition, and

(3)               the consideration paid or to be paid in connection with such Acquisition, when added to the consideration paid in connection with all other Acquisitions that occurred during the one-year period ending on the date of such proposed Acquisition, does not exceed $25,000,000 (provided that for the purposes of this subsection (B)(3), if a Person to be acquired in an applicable Acquisition owns or otherwise has an interest in a Joint Venture, that Joint Venture shall not count against this $25,000,000 threshold as long as the entire consideration paid or to be paid for the Person to be acquired in such Acquisition is counted against such threshold),

(vii)           the Borrower shall have given the Administrative Agent written notice at least five (5) Business Days prior to consummation of such proposed Acquisition (each of such notices, a “Permitted Acquisition Notice”), which notice shall (A) contain the estimated date that such proposed Acquisition is scheduled to be consummated, (B) attach a true and correct copy of the most recent draft of the principal Acquisition Document (if available) or, if the principal Acquisition Document is not available, the letter of intent, description of material terms or similar agreements executed by the parties thereto in connection with such proposed Acquisition, (C) contain the estimated aggregate consideration to be paid in connection such proposed Acquisition and the estimated amount of related costs and expenses and the intended method of financing thereof (which may include a Borrowing hereunder), (D) contain audited (to the extent available) or internally prepared financial statements, and a back log report, in each case for the most recent year-end and quarterly periods of the target company (in the case of an Acquisition of Equity Interests) or for the applicable business unit or ongoing business, as the case may be, (E) combined income statement and estimated closing balance sheet prepared by or on behalf of the Borrower, in each case outlining the performance and condition of each of the Borrower and the target, and the combination of both, (F) be accompanied by a Compliance Certificate in substantially the form of Exhibit C, signed by the Borrower’s chief financial officer, that includes calculations showing the Borrower’s compliance on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition with the covenants contained in Sections 6.17, 6.18, 6.19, and 6.20 after giving effect to the consummation of such proposed Acquisition (and for purposes of calculating Consolidated Eligible Assets, Consolidated EBITDA and any other financial ratios or determinations that enter into the calculation of any financial covenant hereunder, such calculation shall be adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Borrower or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made), and (G) include an officer’s certificate executed by a Financial Officer of Borrower, certifying as to compliance with the requirements of this Section 6.04(g), containing the calculations required in this Section 6.04(g) and not included in the certificate described in subparagraph (F) immediately above; provided, however, that a Permitted Acquisition Notice shall not be required for the Acquisition contemplated to be consummated on or about the Amendment Effective Date,

(viii)                      promptly upon request following delivery of the Permitted Acquisition Notice, the Borrower shall have provided the Administrative Agent and each of the Lenders with such additional information as the Administrative Agent shall have reasonably requested,

(ix)           if such Acquisition entails the acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a Subsidiary of a Credit Party and, within twenty (20) Business Days after consummation of the Acquisition, the acquired Person executes a Subsidiary Guaranty and a Security Agreement in form substantially similar to the Existing Guaranties and the Existing Security Agreements, and

(x)           such Acquisition is of assets to be used in the Borrower’s or Subsidiaries’ business or is of Equity Interests of a Person engaged in business of a type that is substantially related or incidental to that of the Borrower and/or one or more its Subsidiaries, in each case compared to the business of the Borrower and Subsidiaries as conducted on the date of this Agreement, it being understood that any such acquired business may involve an expansion of the Borrower's and its Subsidiaries' construction services, fabrication services and/or repair and maintenance services businesses into additional market segments or industries and augment the Borrower's and its Subsidiaries' existing technology and expertise.

The consummation of each Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

(o)           Section 6.06 of the Credit Agreement is hereby amended by adding a new subparagraph (f) thereto, so that Section 6.06 shall now read as follows:

SECTION 6.06  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower may declare and pay dividends on its capital stock during any fiscal year up to an amount which, when added to all other dividends paid during such fiscal year, does not exceed fifty percent (50%) of cumulative net income of the Borrower for such fiscal year to such date, (e) [reserved] and (f) the Borrower may make Restricted Payments for the purpose of repurchasing Equity Interests of the Borrower under the share buyback plan existing as of August 1, 2007 (ignoring any restriction included in such share buyback plan on the percentage of Borrower’s outstanding shares that may be purchased), as it may be amended from time to time, or under any other share buyback plan approved from time to time by the Borrower’s board of directors, in an aggregate amount not to exceed $25,000,000 in any calendar year,  provided in all cases (a) through (f), inclusive, above that no Default or Event of Default shall exist before or after giving effect to such Restricted Payment and in the case of clauses (d) and (f), that Availability shall not be less than $10,000,000 before and after giving effect to such Restricted Payment.

(p)           Section 6.20 is hereby amended to read as follows:

SECTION 6.20  Consolidated Tangible Net Worth.  The Borrower will not permit its Consolidated Tangible Net Worth to be less than an amount equal to the sum of (i) $110,000,000.00,  PLUS (ii) all Net Cash Proceeds of any issuance of Equity Interests (other than upon the exercise of stock options by current or former employees, officers or directors) that occurs after November 30, 2008, PLUS (iii) fifty percent (50%) of all positive quarterly Consolidated Net Income of the Borrower after November 30, 2008.

(q)           The Compliance Certificate attached as Exhibit C to the Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

3.           Additional Affirmative Covenant.   Borrower shall provide an updated Perfection Certificate for Borrower and its Subsidiaries in form acceptable to the Administrative Agent on or before the date sixty (60) days after the Amendment Effective Date.  This shall be considered an additional affirmative covenant under Article V of the Credit Agreement.

4.           Effect of this Amendment.  This Amendment shall not be deemed to be a waiver of, amendment to, consent to or modification of any term or provision of the Credit Agreement or of any term or provision of any of the other Loan Documents, except as specifically set forth herein, and this Amendment shall not be deemed to be a waiver of, amendment to, or consent to or modification of any event, condition, or transaction on the part of the Borrower or any other Person except as specifically set forth herein.

5.           Conditions. This Amendment shall be effective as of the Amendment Effective Date, provided the following conditions precedent are satisfied:

(a)           Administrative Agent’s receipt of the following, each of which shall be originals or facsimile or portable document format (PDF) copies (followed promptly by originals) unless otherwise specified, each properly executed, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the date of the Amendment) and each in form and substance satisfactory to Administrative Agent and its legal counsel:

(i)           executed counterparts of this Amendment and all other documents and instruments requested by Administrative Agent, sufficient in number for distribution to each Lender and Borrower;

(ii)           a corporate certificate with resolutions in the form required by Administrative Agent;

(iii)           a fee letter in form acceptable to the Administrative Agent;

(iv)           such other certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Lender may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Amendment and the other Loan Documents to which such Credit Party is a party;

(v)           fully executed originals of the Ratification of Security Agreement and Release and Ratification of Subsidiary Guaranty, in the forms set forth on Schedules “1-A” and “1-B”, respectively, attached hereto, for each party thereto (collectively the “Ratifications”);

(vi)           fully executed original of a Pledge and Security Agreement and Subsidiary Guaranty by Matrix Service ULC, an Alberta unlimited liability corporation (“Matrix Service ULC”), and by S.M.  Electric Company, Inc., a New Jersey corporation (“SM Electric”) in form acceptable to the Administrative Agent, which shall hereafter be part of and included within the “Loan Documents” under the Credit Agreement;

(vii)           original certificates representing all issued and outstanding stock and all other Equity Interests of Matrix Service ULC and SM Electric, along with stock powers associated therewith in form acceptable to the Administrative Agent; and

(viii)                      a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of Conner & Winters, LLP, counsel for the Borrower and the Subsidiaries, substantially in the form of Annex 1 attached to this Amendment, and the Borrower hereby requests such counsel to deliver such opinion;

(b)           Administrative Agent’s receipt of such other assurances, certificates, documents, and consents as Administrative Agent reasonably may require;

(c)           the Borrower shall have paid all fees required by the fee letter; and

(d)           unless waived by Administrative Agent, Borrower shall have paid all fees, expenses and disbursements of any law firm or other external counsel for Administrative Agent to the extent invoiced prior to the date hereof, plus such additional amounts of such fees, expenses and disbursements as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings as to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

6.           Acknowledgment and Ratification; Representations and Warranties.  The Borrower acknowledges and agrees that the Credit Agreement shall remain in full force and effect as amended hereby.  Borrower represents and warrants to the Lenders that as of the date of execution of this Amendment and as of the Amendment Effective Date:

(a)           the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, in which case they are true and correct as of such earlier date, and for purposes of this Amendment the representations and warranties contained in subsection (a) of Section 3.04 shall be deemed to refer to the most recent financial statements furnished by the Borrower pursuant to clauses (a) and (b) of Section 5.01;

(b)           no Default or Event of Default exists;

(c)           neither the Borrower nor any of the Guarantors owns or has any interest in any “commercial tort claim” (as that term is defined in 12A Okla. Stat. § 1-9-102(a)(13) as of the Amendment Effective Date) that has not been specifically described in a Security Agreement as part of the collateral thereunder;

(d)           the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not and will not contravene the terms of any of the Borrower’s organizational documents, any law or any indenture, loan or credit agreement, or any other material agreement or instrument to which the Borrower is a party or by which it is bound or to which it or its properties are subject;

(e)           no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Borrower of this Amendment or for the validity or enforceability thereof, other than routine informational filings with the SEC and/or other Governmental Authorities;

(f)           this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, and the Ratifications constitute the legal, valid and binding obligations of the Guarantors party thereto, enforceable against such Guarantors in accordance with their terms, in all cases except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and by judicial discretion regarding the enforcement of or any applicable laws affecting remedies (whether considered in a court of law or a proceeding in equity); and

(g)           Schedule 3.13 attached hereto (which shall replace and supersede Schedule 3.13 to the Credit Agreement) contains an accurate list of and other information regarding the Borrower and all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of the respective capital stock or other ownership interests of the Subsidiaries owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other Equity Interests in such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

7.           Defaults Unaffected.  Except as may be expressly set forth herein, nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any Default or Event of Default or any right or remedy available to Administrative Agent or any Lender by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Event of Default.

8.           Governing Law; Miscellaneous. This Amendment shall be governed by the internal laws of the State of Oklahoma. Unless stated otherwise, (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document, and (d) this Amendment shall be effective when it has been executed by the parties hereto and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MATRIX SERVICE COMPANY, a Delaware corporation

By:	/s/ Thomas E. Long
Thomas E. Long, Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By:	/s/ Jennifer Kalvaitis
Jennifer Kalvaitis, Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Gideon Oosthuizen
Gideon Oosthuizen, Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Cyndi M. Giles
Cyndi M. Giles, Vice President

BANK OF AMERICA, N.A., successor by merger to LaSalle Bank National Association

By:	/s/ Stevens E. Warrick
Stevens E. Warrick, Senior Vice President

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ John Armstrong
John Armstrong, Director